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PEGASUS GOLD INC.                                      DAYTON MINING CORPORATION
601 WEST FIRST AVENUE                                         200 BURRARD STREET
SUITE 1500                                         SUITE 1610, WATERFRONT CENTRE
SPOKANE, WASHINGTON 99204                                VANCOUVER, B.C. V6C 3L6
(509) 624-4653 - FAX (509) 838-8317          (604) 662-8383 - FAX (604) 684-1329

                               JOINT NEWS RELEASE





                  PEGASUS GOLD AND DAYTON MINING AGREE TO MERGE

September 16, 1996

Pegasus Gold Inc. (PGU:  AMEX, TSE, ME) and Dayton Mining Corp. (DAY:  AMEX,
TSE) are pleased to announce that they have entered into an agreement to merge. Under the terms of the agreement, Pegasus, through a wholly owned subsidiary, will amalgamate with Dayton. Each Dayton shareholder will be entitled to 0.75 of a Pegasus share per Dayton share which places a value on the transaction of US$390 million or Cdn$530 million. This represents a 23 percent premium to Dayton's closing share price on September 13, 1996. The combined company will be called Pegasus Gold Inc. with an estimated market capitalization, based on the exchange ratio and Pegasus' closing share price on September 13, 1996, of US$860 million or Cdn$1.2 billion.

The combined company on a pro forma basis provides:

- -    1997 cash flow from mining operations of US$60 million rising to in excess of US$100 million in 1998,

- -    the world class Andacollo Gold Mine, which significantly lowers overall cash costs, and

- -    multiple exploration targets at seven producing mines on three continents.

Werner G. Nennecker, President and Chief Executive Officer of Pegasus said "We are building an even more exciting, high-growth, intermediate gold producer with enhanced cash flow and lower cash costs. Andacollo is a superior asset. We believe this mine has the potential to host over three million ounces of minable reserves. The average grade of this operation is 25 percent higher than Pegasus' overall reserve grade. The acquisition of this low-cost production contributes significantly to our objectives of lowering our overall cost profile to below the industry average and producing one million profitable ounces by the year 2000. This investment in Chile is consistent with our strategy of building a strong presence in the countries in which we choose to operate."

"The Andacollo Gold Mine's low operating cost and substantial exploration potential combined with our heap leach expertise, financial resources and strong growth profile provides both groups of shareholders with sustainable benefits from this transaction."

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Dayton's Chairman and Chief Executive Officer, Wayne McClay said  "Dayton's board and senior management support the transaction with Pegasus. Their multi-mine portfolio gives asset diversification to our investors. The Company provides an ideal partner to take Andacollo to the next stage of aggressive production and reserve growth. This transaction also provides Dayton shareholders a tax-efficient route to achieve an immediate premium, with continued participation in Andacollo's upside. Dayton will contribute to the strong growth profile of Pegasus and helps to create what will be North America's eighth largest gold producer".

Dayton's key asset, the Andacollo Gold Mine is located in Chile about 400 kilometers north of Santiago. It has been in commercial production since January 1, 1996. During 1997, it is expected to produce 145,000 ounces of gold at a cash cost of US$180 per ounce. Andacollo is an under-explored district that has historically produced approximately three million ounces of gold. The development expertise gained at Andacollo complements Pegasus' investment in the Pullalli gold project some 250 kilometers to the south.

BENEFITS TO PEGASUS SHAREHOLDERS

The proposed merger is a significant step towards achieving Pegasus' objective of adding shareholder value through reserve growth, production growth and lowering overall cash costs.

As of January 1, 1996, Andacollo added 1.3 million ounces of minable gold reserves, bringing the total minable reserves of the new Pegasus to 8.6 million ounces. Based on the companies' latest published figures, total resources for the new Pegasus would increase by 2.6 million ounces to a total of 17 million ounces of gold.

Estimated 1997 gold production is projected to increase over 20 percent to 740,000 ounces. During 1998, with the Mt. Todd Mine operating at full capacity, gold production will total an estimated 880,000 ounces for the new entity. The addition of Andacollo brings Pegasus a major step closer to achieving its production goal of one million ounces by the year 2000.

Andacollo immediately reduces the projected average cash cost for 1997 of the combined Company to US$255 per ounce. Going forward, as Pegasus' current construction and development projects come into full production, the cash cost continues to decline to US$245 and US$240 per ounce in 1998 and 1999, respectively.

The overall effect of lowering the cash and total cost of the new company positively impacts operating cash flow to fund continued growth. In 1997, the operating cash flow increases by 50 percent from the addition of the cash flow from Andacollo. During 1998 and 1999, cash flow from mining operations is expected to exceed US$100 million per year. Additionally, cash flow from Andacollo can provide a tax-efficient source of funding for the US$50 million capital requirement for the Pullalli project in Chile.

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PRODUCTION AND COST FORECAST OF THE NEW PEGASUS


                                   1997              1998              1999
                                   ----              ----              ----
 Gold Production (oz.)            740,000          880,000           880,000
 Cash Costs (US$/oz.)                 255              245               240
 Total Costs (US$/oz.)                350              350               350
 Operating Cash Flow                   60              100               115
 (US$million)


BENEFITS TO DAYTON SHAREHOLDERS

The terms of the transaction represent a 23 percent premium to the market. Further, the proposed amalgamation significantly increases the leverage to gold price movements for existing Dayton shareholders. The merger offers instant geographic diversification of the company's assets, while giving Dayton shareholders an equity stake in an exciting gold production growth profile. The new company will become the eighth largest North American gold producer.

EXPLORATION

There have been 2.6 million ounces of gold resources discovered on the property at a finding cost of under US$10 per ounce. In 1996, drilling of 12,000 meters produced 350,000 ounces of resource. Drilling results of 9,000 meters are anticipated in the last quarter of 1996.

Dayton recently acquired three grass roots exploration properties which have excellent potential to host additional gold mineralization.

OTHER TERMS OF THE TRANSACTION

Dayton's Wayne McClay has agreed to accept a position on Pegasus' Board of Directors. Mr. McClay and the other directors and officers of Dayton, holding an aggregate of 8,153,359 shares, representing approximately 20 percent of the outstanding shares of Dayton, have entered into an agreement entitling Pegasus to vote their shares of Dayton in favor of the transaction at the Dayton shareholders' meeting. Pegasus currently holds no Dayton shares. The plan of arrangement provides for the payment of a break-up fee, based on the value of the transaction, in the event the transaction is not completed as a result of a competing transaction.

Completion of the merger will be subject to, among other things, a two-week final due diligence period by both parties, receipt and acceptance of fairness opinions, and receipt of the requisite shareholder, court and regulatory approvals. Pegasus has retained CIBC Wood Gundy Securities Inc., and Dayton has retained Nesbitt Burns Inc. as financial advisors for the transaction. The merger is expected to be accounted for as a pooling-of-interest under U.S. generally accepted accounting principles and to be completed no later than year end.

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Statements in this news release which are not historical data, are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the companies' SEC filings.

FOR FURTHER INFORMATION CONTACT:

PEGASUS GOLD INC.                            DAYTON MINING CORPORATION

John W. Pearson                              Diane R. Thomas
Director Investor Relations                  Vice President, Investor Relations
(509) 624-4653                               (604) 662-8383